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                     ADVISORY AGREEMENT

ADVISORY AGREEMENT (the "Agreement") dated as of the ___ day of _____, 1999, by and among World Monitor Trust II, a Delaware business trust (the "Trust"), Prudential Securities Futures Management Inc., a Delaware corporation (the "Managing Owner") and Bridgewater Associates, Inc., a Connecticut corporation (the "Advisor").

                     W I T N E S S E T H:

WHEREAS, the Trust has been organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of futures, forward and options contracts with respect to commodities. Other transactions also may be effected from time to time, including among others, those as more fully identified in Exhibit A hereto. The foregoing commodities and other transactions are collectively referred to as "Commodities"; and

WHEREAS, the Managing Owner is authorized to utilize the services of one or more professional commodity trading advisors in connection with the Commodities trading activities of the various Series (as defined below) of the Trust; and

WHEREAS, the Trust proposes to make an initial public offering
(the "Offering") of limited liability beneficial interests in the Trust (the "Interests") evidenced by different series of Interests (each, a "Series") through Prudential Securities Incorporated
("Prudential Securities"), an affiliate of the Managing Owner, and in connection therewith, the Trust intends to file with the U. S. Securities and Exchange Commission (the "SEC"), pursuant to the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-1 to register the

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Interests, and as part thereof a prospectus (which registration statement, together with all amendments thereto, shall be referred to herein as the "Registration Statement" and which prospectus, in final form, shall be referred to herein as the "Prospectus"); and WHEREAS, the Trust will prepare and file applications for registration of the Interests under the securities or Blue Sky laws of such jurisdictions as the Managing Owner deems appropriate;
and

WHEREAS, the Advisor's present business includes the management of Commodities accounts for its clients; and

WHEREAS, the Advisor is registered as a commodity trading advisor under the Commodity Exchange Act, as amended (the
"CE Act"), and is a member of the National Futures Association (the "NFA") as a commodity trading advisor and will maintain such registration and membership for the term of this Agreement; and

WHEREAS, the Trust and the Advisor desire to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement commodity advisory services on behalf of the Trust during the term of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.      Duties of the Advisor.

(a) Appointment. The Trust hereby appoints the Advisor, and the Advisor hereby accepts appointment, as its limited attorney-in-fact to exercise discretion to invest and reinvest in Commodities during the term of this Agreement the portion of the Trust's Net Asset

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Value (as defined in the Prospectus) which is
comprised of the assets attributable to the Trust's Series D Interests allocated to the Advisor (the "Series D Allocated Assets") on the terms and conditions and for the purposes set forth herein. This limited power-of-attorney is a continuing power and shall continue in effect with respect to the Advisor until terminated hereunder. The Advisor shall have sole authority and responsibility for independently directing the investment and reinvestment in Commodities of the Series D Allocated Assets for the term of this Agreement pursuant to the trading programs, methods, systems, and strategies described in Exhibit A hereto, which the Trust and the Managing Owner have selected to be utilized by the Advisor in trading the Series D Allocated Assets (collectively referred to as the Advisor's "Trading Approach"), subject to the trading policies and limitations as set forth in the Prospectus and attached hereto as Exhibit B (the "Trading
Policies and Limitations"), as the same may be modified from time to time and provided in writing to the Advisor. The portion of the Series D Allocated Assets to be allocated by the Advisor at any point in time to one or more of the various trading strategies comprising the Advisor's Trading Approach will be determined as set forth in Exhibit A hereto, as it may be amended from time to time, with the consent of the parties, it being understood that trading gains and losses automatically will alter the agreed upon allocations. Upon receipt of a new allocation, the Advisor will determine and, if required, adjust its trading in light of the new allocation.

(b) Allocation of Responsibilities. The Managing Owner will have the responsibility for the management of any portion of the Series D Allocated Assets that are not invested in Commodities. The Advisor will use its good faith and reasonable efforts in determining the investment and reinvestment in Commodities of the Series D Allocated Assets in compliance with the Trading Policies and Limitations, and in accordance with the Advisor's

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Trading Approach.  In the event that the Managing Owner shall, in its sole discretion, determine in good faith following consultation appropriate under the circumstances with the Advisor that any trading instruction issued by the Advisor violates the Trading Policies and Limitations, then the Managing Owner, following reasonable notice to the Advisor appropriate under the circumstances, may override such trading instruction and shall be responsible therefor. Nothing herein shall be construed to prevent the Managing Owner from imposing any limitation(s) on the trading activities of the Trust beyond those enumerated in the Prospectus if the Managing Owner determines that such limitation(s) are necessary or in the best interests of the Trust, in which case the Advisor will adhere to such limitations following written notification thereof.

(c) Income From Trading Approach. The Advisor agrees that at least 90% of the income, if any, generated by its Trading
Approach for Series D will be from buying and selling
Commodities, as described in Exhibit D hereto.

(d) Modification of Trading Approach. In the event the Advisor requests to use, or the Managing Owner requests the Advisor to use, a trading program, system, method or strategy other than or in addition to the trading programs, systems, methods or strategies comprising the Trading Approach in connection with trading for the Trust (including, without limitation, the deletion or addition of an agreed upon trading program, system, method or strategy to the then agreed upon Trading Approach or a modification in the leverage employed), either in whole or in part, the Advisor may not do so and/or shall not be required to do so, as appropriate, unless both the Managing Owner and the Advisor consent thereto in writing.

(e) Notification of Material Changes. The Advisor also agrees to give the Trust prior written notice of any proposed material change in its Trading Approach and agrees

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not to make any material change in such Trading Approach (as applied to the Trust) over the objection of the Managing Owner, it being understood that the Advisor shall be free to institute non-material changes in its Trading Approach (as applied to the Trust) without prior written notification. Without limiting the generality of the foregoing, refinements to the Advisor's Trading Approach and the deletion (but not the addition) of commodities (other than the addition of commodities then being traded (i) on organized domestic commodities exchanges, (ii) on foreign commodities exchanges recognized by the Commodity Futures Trading
Commission (the "CFTC") as providing customer protections comparable to those provided on domestic exchanges or (iii) in the interbank foreign currency market) to or from the Advisor's Trading Approach shall not be deemed a material change in the Advisor's Trading Approach, and prior approval of the Managing
Owner shall not be required therefor. The utilization of forward markets in addition to those enumerated in Exhibit D hereto would be deemed a material change to the Advisor's Trading
Approach and prior approval shall be required therefor.

Subject to adequate assurances of confidentiality, the Advisor agrees that it will discuss with the Managing Owner upon request any trading methods, programs, systems or strategies used by it for trading customer accounts which differ from the Trading Approach used for the Trust, provided, that nothing contained in this Agreement shall require the Advisor to disclose what it deems to be proprietary or confidential information.

(f) Request for Information. The Advisor agrees to provide the Trust with any reasonable information concerning the Advisor that the Trust may reasonably request (other than the identity of its customers or proprietary or confidential information concerning the Trading Approach), subject to receipt of adequate assurances of confidentiality by the Trust, including, but not limited to, information regarding any change in control, key personnel,

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Trading Approach and financial condition which the
Trust reasonably deems to be material to the Trust; the Advisor also shall notify the Trust of any such matters the Advisor, in its reasonable judgment, believes may be material to the Trust relating to the Advisor and its Trading Approach. During the term of this Agreement, the Advisor agrees to provide the Trust with (i) updated monthly information related to the Advisor's estimated performance results for the Trading Approach and the Pure Alpha Strategy, within a reasonable period of time after the end of the month to which it relates and (ii) updated information as of the end of each quarter that relates to the Advisor's performance results for all of the Advisor's other trading strategies within a reasonable period of time after the end of the quarter to which it relates.

(g) Notice of Errors. The Advisor is responsible for promptly reviewing all oral and written confirmations it receives to determine that the Commodities trades were made in accordance with the Advisor's instructions. If the Advisor determines that an error was made in connection with a trade or that a trade was made other than in accordance with the Advisor's instructions, the Advisor shall promptly notify the Managing Owner of this fact and shall utilize its reasonable efforts to cause the error or discrepancy to be corrected.

(h) Liability. Neither the Advisor nor any employee, director, officer or shareholder of the Advisor, nor any person who controls the Advisor, shall be liable to the Managing Owner, its officers, directors, shareholders or employees, or any person who controls the Managing Owner, or the Trust or the owners of Series D Interests ("Limited Owners"), or any of their respective successors or assignees under this Agreement, except by reason of acts or omissions in material breach of this Agreement or due to their misconduct or negligence or by reason of their not having acted in good faith in the reasonable belief that such actions or omissions were in the best interests of the Trust; it being understood that the Advisor makes no

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guarantee of profit nor offers any protection against loss, and that all purchases and sales of Commodities shall be for the account and risk of the Trust, and the Advisor shall incur no liability for trading profits or losses resulting therefrom provided the Advisor would not otherwise be liable to the Trust under the terms hereof.

(i) Initial Allocation. Initially, the Series D Allocated Assets will total an amount equal to the assets of the Trust allocable to the Series D Interests, including all cash and cash equivalents held by the Trust in respect of such Interests reduced by all liabilities of the Trust incurred specifically in respect of the Series D
Interests and further reduced by a pro-rata share of the total liabilities of the Trust which are not otherwise specifically allocable to another Series of Interests, at the conclusion of the Trust's Initial Offering Period (as described in the Prospectus).

(j)      Additional Allocations and Reallocations.  Subject to
Section 10 below, the Trust may, on a weekly basis during the Trust's Continuous Offering Period, as described in the Prospectus, (A) allocate additional assets to the Advisor, (B) reallocate the Series D Allocated Assets away from the Advisor to another commodity trading advisor (an "Other Advisor"), (C) reallocate assets to the Advisor from an Other Advisor, or (D) allocate additional capital with respect to the Series D Allocated Assets to an Other Advisor.

(k) Delivery of Disclosure Document. The Advisor agrees to provide to the Managing Owner with any amendment or supplement to the Disclosure Document attached hereto as Exhibit D (an "Update") as soon as such Update is available for distribution.

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2.      Indemnification.
(a) The Advisor. Subject to the provisions of Section 3, the Advisor, each person who controls the Advisor, and each of their respective officers, directors, shareholders and employees of the Advisor, shall be indemnified, defended and held harmless by the Trust and the Managing Owner, jointly and severally, from and against any and all claims, losses, judgments, liabilities, damages, costs, expenses (including, without limitation, reasonable investigatory and attorneys' fees and reasonable expenses) and amounts paid in settlement of any claims in compliance with the conditions specified below (collectively, "Losses") sustained by any of them (i) in connection with any acts or omissions of the Advisor, or any of its officers, directors or employees relating to its management of the Series D
Allocated Assets, including in connection with this Agreement or otherwise as a result of the Advisor's performance of services on behalf of the Trust or its role as trading advisor to Series D Allocated Assets and/or (ii) as a result of a material breach of this Agreement by the Trust or the Managing Owner, provided that, (i) such Losses were not the result of negligence, misconduct or a material breach of this Agreement on the part of the Advisor, and its officers, directors, shareholders and employees, and each person controlling the Advisor, (ii) the Advisor, and its officers, directors, shareholders and employees, and each person controlling the Advisor, acted in good faith and in a manner reasonably believed by it and them to be in or not opposed to the best interests of the Trust and (iii) any such indemnification will only be recoverable from the Series D Allocated Assets and the assets of the Managing Owner and not from any other assets of any other Series of the Trust, provided further, that no indemnification shall be permitted under this Section 2 for amounts paid in settlement if either (A) the Advisor fails to notify the Trust of the terms of any settlement proposed, at least 15 days before any amounts are paid or (B) the Trust does not approve the

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amount of the settlement within 15 days (such
approval not to be withheld unreasonably). Notwithstanding the foregoing, the Trust shall at all times have the right to offer to settle any matter with the approval of the Advisor (which approval shall not be withheld unreasonably), and if the Trust successfully negotiates a settlement and tenders payment therefor to the party claiming indemnification (the "Indemnitee"), the Indemnitee must either use its reasonable efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of the Trust to the Indemnitee shall be the amount of said proposed settlement. Any indemnification by the Trust under this Section 2, unless ordered by a court, shall be made only as authorized in the specific case and only upon a determination by mutually acceptable independent legal counsel in a written opinion that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth hereunder.

(b) Default Judgments and Confessions of Judgment. None of the foregoing provisions for indemnification shall be applicable with respect to default judgments or confessions of judgment entered into by the Indemnitee, with its knowledge, without the prior consent of the Trust.

(c)      Procedure.  In the event that an Indemnitee under this
Section 2 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such Indemnitee shall be indemnified only for that portion of the Losses incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

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(d)      Expenses.  Expenses incurred in defending a threatened or
pending civil, administrative or criminal action, suit or proceeding against an Indemnitee shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding if (i) the legal action, suit or proceeding, if sustained, would entitle the Indemnitee to indemnification pursuant to the terms of this Section 2, (ii) the Advisor undertakes to repay the advanced funds to the Trust in cases in which the Indemnitee is not entitled to indemnification pursuant to this Section 2 and (iii) in the case of advancement of expenses by the Trust, the Indemnitee obtains a written opinion of mutually acceptable independent legal counsel that advancing such expenses is proper in the circumstances.

3.      Limits on Claims.

(a) Prohibited Acts. The Advisor agrees that it will not take any of the following actions against the Trust: (i) seek a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Trust in an involuntary case or proceeding under the federal Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization, rehabilitation, liquidation or similar law or (B) adjudging the Trust a bankrupt or insolvent or seeking reorganization, rehabilitation, liquidation, arrangement, adjustment or composition of or in respect of the Trust under the federal Bankruptcy Code or any other applicable federal or state law or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Trust or of any substantial part of any of its properties or ordering the winding up or liquidation of any of its affairs or (ii) seek a petition for relief, reorganization or to take advantage of any law referred to in the preceding clause or (iii) file an involuntary petition for bankruptcy (collectively, "Bankruptcy or Insolvency Action").

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(b)      Limited Assets Available.  In addition, the Advisor agrees that for any obligations due and owing to it by the Trust, the Advisor will look solely and exclusively to Series D Allocated
Assets or to the assets of the Managing Owner, if it has liability in its capacity as Managing Owner, to satisfy its claims and will not seek to attach or otherwise assert a claim against the other assets of the Trust, whether there is a Bankruptcy or Insolvency Action taken or otherwise. The parties agree that this provision will survive the termination of this Agreement, whether terminated in a Bankruptcy or Insolvency Action or otherwise.

(c) No Limited Owner Liability. This Agreement has been made and executed by and on behalf of the Trust and the Managing
Owner for the benefit of the Series D Interests of the Trust and the obligations of the Trust and/or the Managing Owner set forth herein are not binding upon any of the Limited Owners individually but are binding only upon the assets and property identified above, and no resort shall be had to the assets of other Series issued by the Trust or the Limited Owners' personal property for the satisfaction of any obligation or claim hereunder.

(d) Subordination Agreement. The Advisor agrees and consents (the "Consent") to look solely to each Series for which advisory services are being performed ("Series D") and assets
(the "Series D Assets") of Series D and to the Managing Owner and its assets for payment. The Series D Assets include only those funds and other assets that are paid, held or distributed to the Trust on account of and for the benefit of the Series D, including, without limitation, funds delivered to the Trust for the purchase of interests in Series D. In furtherance of the Consent, the Advisor agrees that any debts, liabilities, obligations, indebtedness, expenses and claims of any nature and of all kinds and descriptions (collectively, "Claims") incurred, contracted for or otherwise existing arising from, related to or in connection

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with the Trust and its assets and Series D and the Series D
Assets, shall be subject to the following limitations:

(1) Subordination of certain claims and rights. (i) except as set forth below, the Claims, if any, of the Advisor (the "Subordinated Claims") shall be expressly subordinate and junior in right of payment to any and all other Claims against the Trust and any Series thereof and any of their respective assets which may arise as a matter of law or pursuant to any contract; provided, however, that the Advisor's Claims (if any) against Series D shall not be considered Subordinated Claims with respect to enforcement against and distribution and repayment from Series D, the Series D Assets and the Managing Owner and its assets; and provided, further that the Advisor's valid Claims, if any, against Series D shall be pari passu and equal in right of repayment and distribution with all other valid Claims against Series D and (ii) the Advisor will not take, demand or receive from any Series or the Trust or any of their respective assets
(other than Series D, the Series D Assets and the Managing
Owner and its assets) any payment for the Subordinated Claims;

(2) the Claims of the Advisor with respect to Series D shall only be asserted and enforceable against Series D, the Series D
Assets and the Managing Owner and its assets, and such Claims shall not be asserted or enforceable for any reason whatsoever against any other Series, the Trust generally or any of their respective assets;

(3) if the Claims of the Advisor against Series D or the Trust are secured in whole or in part, the Advisor hereby waives (under section 1111(b) of the Bankruptcy Code (11 U.S.C. S 1111(b)) any right to have any deficiency Claims (which

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deficiency Claims may arise in the event such security is inadequate to satisfy such Claims) treated as unsecured Claims against the Trust or any Series (other than Series D), as the case may be;

(4) in furtherance of the foregoing, if and to the extent that the Advisor receives monies in connection with the Subordinated
Claims from a Series or the Trust (or their respective assets), other than Series D, the Series D Assets and the Managing Owner and its assets, the Advisor shall be deemed to hold such monies in trust and shall promptly remit such monies to the Series or the Trust that paid such amounts for distribution by the Series or the Trust in accordance with the terms hereof; and

(5) the foregoing Consent shall apply at all times notwithstanding that the Claims are satisfied and notwithstanding that the agreements in respect of such Claims are terminated, rescinded or canceled.

4. Obligations of the Trust, the Managing Owner and the Advisor.

(a) The Registration Statement and Prospectus. Each of the Trust and the Managing Owner agrees to cooperate and use its good faith and reasonable efforts in connection with (i) the preparation by the Trust of the Registration Statement and the Prospectus (and any amendments or supplements thereto), (ii) the filing of the Registration Statement and the Prospectus (and any amendments or supplements thereto) with such governmental and self-regulatory authorities as the Managing
Owner deems appropriate for the registration and sale of the Interests and the taking of such other actions not inconsistent with this Agreement as the Managing Owner may determine to be necessary or advisable in order to make the proposed offer and sale of Interests lawful in any jurisdiction and (iii) causing the Registration Statement

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(and any amendment thereto) to become
effective under the 1933 Act and the Blue Sky securities laws of such jurisdictions as the Managing Owner may deem appropriate. The Advisor agrees to make all necessary disclosures regarding itself, its officers and principals, trading performance, Trading Approach, customer accounts (other than the names of customers, unless such disclosure is required by law or regulation) and otherwise as may be required, in the reasonable judgment of the Managing Owner, to be made in the Registration Statement and Prospectus and in applications to any such jurisdictions. No description of or other information relating to the Advisor may be distributed by the Managing
Owner without the prior written consent of the Advisor; provided that, distribution of performance information relating to Series D's account shall not require consent of the Advisor.

(b) Road Shows. The Advisor agrees to make representatives of its marketing department available to participate in "road show" and similar presentations in connection with the offering of the Series D Interests to the extent reasonably requested by the Managing Owner, on the following conditions: (i) all expenses incurred by the Advisor in the course of such participation will be shared between and among the Advisor, the Managing Owner and/or Prudential Securities, in such amounts as shall be agreed among the parties, (ii) the Advisor shall not be obligated to take any action which might require registration as a broker-dealer or investment adviser under any applicable federal or state law and
(iii) the Advisor shall not be required to assist in "road show" or similar presentations to the extent that it reasonably believes that doing so would interfere with its trading, marketing or other activities.

(c) Advisor Not A Promoter. The parties acknowledge that the Advisor has not been, either alone or in conjunction with Prudential Securities or its affiliates, an organizer or

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promoter of the Trust, and it is not intended by the parties that the Advisor shall have any liability as such.

(d) Filings. The Trust may at any time determine not to file the Registration Statement with the SEC or withdraw the Registration Statement from the SEC or any other governmental or self-regulatory authority with which it is filed or otherwise terminate the Registration Statement or the offering of Interests. Upon any such withdrawal or termination, or if the "minimum" (i) aggregate number of Interests or (ii) Series D Interests required to be sold pursuant to the Prospectus is not sold, this Agreement shall terminate and, except for the payment of expenses as set forth in subparagraph 4(b) above and in paragraph 2, neither the Trust nor the Managing Owner shall have any obligations to the Advisor with respect to this Agreement nor shall the Advisor have any obligations to the Trust or the Managing Owner with respect to this Agreement.

(e) Representation Agreement. On or prior to commencement of the offering of Interests pursuant to the Prospectus, the parties agree to execute a Representation Agreement relating to the offering of the Interests (the "Representation Agreement") substantially in the form of Exhibit C to this Agreement.

5.      Advisor Independence.

(a) Independent Contractor. The Advisor shall for all purposes herein be deemed to be an independent contractor with respect to the Trust, the Managing Owner and each other commodity trading advisor that may in the future provide commodity trading advisory services to the Trust and Prudential Securities and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Trust, the Managing Owner, any other commodity

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trading advisor or Prudential Securities in any way or
otherwise be deemed to be a general agent, joint venturer or partner of the Trust, the Managing Owner, any other commodity trading advisor or Prudential Securities or in any way be responsible for the acts or omissions of the Trust, the Managing Owner, any other commodity trading advisor or Prudential Securities and assumes no responsibility for the marketing or administration thereof.

(b) Unauthorized Activities. Without limiting the obligations of the Trust set forth under this Agreement, nothing herein contained shall be deemed to require the Trust to take any action contrary to its Trust Agreement or Certificate of Trust or any applicable statute, regulation or rule of any exchange or self-regulatory organization.

(c) Purchase of Interests. Any of the Advisor, its principals and employees may, in its discretion, purchase Interests in the Trust.

(d) Confidentiality. The Trust and the Managing Owner acknowledge that the Trading Approach including methods, models, and strategies of the Advisor is the confidential property of the Advisor. Nothing in this Agreement shall require the Advisor to disclose the confidential or proprietary details of its Trading Approach. The Trust and the Managing Owner further agree that they will keep confidential and will not disseminate the Advisor's trading advice to the Trust, except as, and to the extent that, it may be determined by the Managing Owner to be (i) necessary for the monitoring of the business of the Trust, including the performance of brokerage services by the Trust's commodity broker(s), or (ii) expressly required by law or regulation.

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6.      Commodity Broker.

All Commodities traded for the account of the Trust shall be made through such commodity broker or brokers, or counterparty or counterparties, as the Managing Owner directs or otherwise in accordance with such order execution procedures as are agreed upon between the Advisor and the Managing
Owner. Except as set forth below, Advisor shall have no authority or responsibility in selecting or supervising floor brokers or counterparties for execution of Commodities trades of the Trust, or for negotiating floor brokerage commission rates or other compensation to be charged therefor. The Advisor shall not be responsible for determining that any such broker or counterparty used in connection with any Commodities transactions meets the financial requirements or standards imposed by the Trust's Trading Policies and Limitations. At the present time, it is contemplated that the Trust will execute and clear all Commodities trades through Prudential Securities and its affiliates. The Advisor may, however, with the consent of the Managing Owner, such consent not to be unreasonably withheld, execute transactions at such other firm(s) and upon such terms and conditions as the Advisor and the Managing Owner agree if such firm(s) agree to "give up" all such transactions to Prudential Securities for clearance. To the extent that the Trust determines to utilize a broker or counterparty other than Prudential Securities, it will consult with the Advisor prior to directing it to utilize such broker or counterparty and will not retain the services of such firm over the reasonable objection of the Advisor.

7.      Fees.

In consideration of and in compensation for the performance of the Advisor's services under this Agreement, the Advisor shall receive from Series D a management fee (the

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"Management Fee") and an incentive fee (the "Incentive Fee")
based on the Series D Allocated Assets, as follows:

(a) A Management Fee equal to 0.0240384% of Series D's Allocated Assets determined as of the close of business each Friday (an annual rate of 1.25%). The sum of the amounts determined each Friday will be paid monthly. For purposes of determining the Management Fee, any distributions, redemptions or reallocation of the Series D's Allocated Assets made as of the last Friday of a week shall be added back to the Series D Allocated Assets, and there shall be no reduction for (i) the weekly Management Fees being calculated, (ii) any accrued but unpaid incentive fees due the Advisor under paragraph (b) below for the quarter in which such fees are being computed or (iii) any accrued but unpaid extraordinary expenses unrelated to Series D (as defined in the Trust Agreement). The Management Fee determined for any week in which an Advisor manages the Series D Allocated Assets for less than a full week shall be prorated, such proration to be calculated on the basis of the number of days in the week the Series D Allocated Assets were under the Advisor's management as compared to the total number of days in such week with such proration to include appropriate adjustments for any funds taken away from the Advisor's management during the week for reasons other than distributions or redemptions. Management fees paid pursuant to this section are non-refundable.

(b) An incentive fee of 20% (the "Incentive Fee") of "New High Net Trading Profits" (as hereinafter defined) generated on the Series D Allocated Assets, including realized and unrealized gains and losses thereon, as of the close of business on the last Friday of each calendar quarter (the "Incentive Measurement
Date"). For purposes of computing the Net Asset Value of the Series D Allocated Assets only, the Incentive Fee will be accrued weekly.

New High Net Trading Profits (for purposes of calculating the Advisor's Incentive Fee only) will be computed as of the Incentive Measurement Date and will include such profits (as outlined below) since the Incentive Measurement Date of the most recent preceding calendar quarter for which an incentive fee was earned (or, with respect to the first Incentive Fee, as of the commencement of operations) (the "Incentive Measurement
Period"). New High Net Trading Profits for any Incentive Measurement Period will be the net profits, if any, from trading of the Series D Allocated Assets during such period (including (i) realized trading profit (loss) plus or minus (ii) the change in unrealized trading profit (loss) on open positions) and will be calculated after the determination of Series D 's fixed brokerage fee and other transactions costs, the Advisor's Management Fee, the operating expenses for which the Series D Allocated Assets are responsible, and any extraordinary expenses (e.g. litigation, costs or damages) paid during an Incentive Measurement Period which are specifically related to the Advisor, but before deduction of any Incentive Fees payable during the Incentive Measurement Period. New High Net Trading Profits will not include interest earned or credited on Series D's assets. New
High Net Trading Profits will be generated only to the extent that the Advisor's cumulative New High Net Trading Profits exceed the highest level of cumulative New High Net Trading Profits achieved by the Advisor as of a previous Incentive Measurement Date. Except as set forth below, net losses from prior quarters must be recouped before New High Net Trading Profits can again be generated. If a withdrawal or distribution occurs or if this Agreement is terminated at any date that is not an Incentive Measurement Date, the date of the withdrawal or distribution or termination will be treated as if it were an Incentive Measurement Date, but any Incentive Fee accrued in respect of the withdrawn assets on such date shall not be paid to the Advisor until the next scheduled Incentive Measurement Date. New High Net Trading
Profits
for an Incentive Measurement Period shall exclude capital contributions to Series D in an Incentive Measurement Period, paid or payable by Series D during an Incentive Measurement
Period, as well as losses, if any, associated with redemptions, distribution, and reallocations of assets, during the Incentive Measurement Period and prior to the Incentive Measurement Date (i.e., to the extent that assets are allocated away from the Advisor, any loss carryforward attributable to the Adviser shall be reduced in the same proportion that the assets allocated away from the Advisor through redemptions, allocations, or deleveraging caused by the Trust or the Managing Owner bears to the Series D Allocated Assets prior to the reallocation and New High Net Trading Profits shall reflect this reduction in loss carryforward). In calculating New High Net Trading Profits, incentive fees paid for a previous Incentive Measurement Period will not reduce cumulative New High Net Trading Profits in subsequent periods.

(c) Timing of Payment. Management Fees and Incentive Fees shall be paid generally within 15 business days following the end of the period for which they are payable. The first incentive fee which may be due and owing to the Advisor in respect of any New Trading Profits will be due and owing as of the last Friday of the first calendar quarter during which the Trading Advisor managed the Allocated Assets for at least 45 days. If an Incentive Fee shall have been paid by the Trust to the Advisor in respect of any calendar quarter and the Advisor shall incur subsequent losses on the Series D Allocated Assets, the Advisor shall nevertheless be entitled to retain amounts previously paid to it in respect of New High Net Trading Profits.

(d) Fee Data. The Managing Owner will provide the Advisor with the data used by the Managing Owner to compute the foregoing fees including a statement of the actual execution costs attributable to the Series D Allocated Assets generally within fifteen business days of the end of the relevant period.

(e) Third Party Payments. Neither the Advisor, nor any of its officers, directors, employees or stockholders, shall receive any commissions, compensation, remuneration or payments whatsoever from any broker with which the Trust carries an account for transactions executed in the Trust's account. The parties acknowledge that a spouse of any of the foregoing persons may receive floor brokerage commissions in respect of trades effected pursuant to the Advisor's Trading Approach on behalf of the Trust, which payment shall not violate the preceding sentence.

8.      Term and Termination.

(a) Term. This Agreement shall commence on the date hereof and, unless sooner terminated pursuant to paragraph (b), (c) or
(d) of this Section 8, shall continue in effect until the close of business on the last day of the month ending fifteen full months following the commencement of Series D's trading activities (the end of the "Initial Term"). Thereafter, unless this Agreement is terminated pursuant to paragraphs (b), (c) or (d) of this Section 8, this Agreement shall be renewed automatically on the same terms and conditions set forth herein for successive additional one-year terms, each of which shall commence on the first day of the month subsequent to the conclusion of the preceding term and end on the last day of the month ending twelve months later
(the end of a "Renewal Term"). Subject to Section 8(d)(iv) hereof, the automatic renewal(s) set forth in the preceding sentence hereof shall not be affected by (i) any allocation of the Series D Allocated Assets away from the Advisor pursuant to this Agreement of (ii) the retention of Other Advisors following a reallocation or otherwise.

(b) Automatic Termination. This Agreement shall terminate automatically in the event that the Trust is terminated. In addition, this Agreement shall terminate automatically in the event that the Series D Allocated Assets decline as of the end of any business day by at least 40% from the Series D Allocated
Assets (i) as of the first day of this Agreement or (ii) as of the first day of any calendar year, as adjusted on an ongoing basis by (A) any decline(s) in the Series D Allocated Assets caused by distributions, redemptions, reallocations and withdrawals, and
(B) additions to the Series D Allocated Assets caused by additional allocations.

(c) Optional Termination Right of Trust. This Agreement may be terminated at any time at the election of the Managing Owner in its sole discretion upon at least 30 days' prior written notice to the Advisor. The Managing Owner will use its reasonable efforts to cause any termination to occur as of a month-end. This
Agreement also may be terminated upon prior written notice, appropriate under the circumstances, to the Advisor in the event that: (i) the Managing Owner determines in good faith following consultation appropriate under the circumstances with the Advisor that the Advisor is unable to use its agreed upon Trading Approach to any material extent, as such Trading Approach may be refined or modified in the future in accordance with the terms of this Agreement for the benefit of the Trust; (ii) the Advisor's registration as a commodity trading advisor under the CE Act or membership as a commodity trading advisor with the NFA is revoked, suspended, terminated or not renewed; (iii) the Managing Owner determines in good faith following consultation appropriate under the circumstances with the Advisor that the Advisor has failed to conform, and after receipt of written notice, continues to fail to conform in any material respect, to (A) any of the Trust's Trading Policies and Limitations or (B) the Advisor's Trading Approach; (iv) there is an unauthorized assignment of this Agreement by the Advisor; (v) the Advisor dissolves, merges or consolidates with another entity or sells a substantial portion of its assets, any portion of its Trading Approach utilized by the Trust or its business goodwill, in each instance without the consent of the Managing Owner; (vi) Raymond T. Dalio is not in control of the Advisor's trading activities for the Trust; (vii) the Advisor becomes bankrupt (admitted or decreed) or insolvent;
and (viii) and (iv) for any other reason, the Managing Owner determines in good faith that such termination is essential for the protection of the Trust and the Series D Interests, including, without limitation a good faith determination by the Managing
Owner that the Advisor has breached a material obligation to the Trust under this Agreement relating to the trading of the Series D Allocated Assets.

(d) Optional Termination Right of Advisor. The Advisor shall have the right to terminate this Agreement at any time upon written notice to the Trust, appropriate under the circumstances, in the event (i) of the receipt by the Advisor of an opinion of independent counsel satisfactory to the Advisor and the Trust that by reason of the Advisor's activities with respect to the Trust it is required to register as an investment adviser under the Investment Advisers Act of 1940 and it is not so registered; (ii) that the registration of the Managing Owner as a commodity pool operator under the CE Act or its NFA membership as a commodity pool operator is revoked, suspended, terminated or not renewed; (iii) that the Managing Owner (A) imposes additional trading limitation(s) pursuant to Section 1 of this Agreement which the Advisor does not agree to follow in its management of the Series D Allocated Assets or (B) overrides trading instructions of the Advisor or does not consent to a material change to the Trading Approach requested by the Advisor; (iv) if the amount of the Series D Allocated Assets (A) decreases to less than $4 million as the result of redemptions, distribution, reallocation of assets, or deleveraging initiated by the Trust or the Managing Owner, but not trading losses, as of the close of business on any Friday or (B) allocated to the Advisor's management during the first 12-month trading period is less than $6.67 million without regard to redemptions, or trading gains or losses; (v) the Managing Owner elects (pursuant to Section 1 of this Agreement) to have the Advisor use a different Trading
Approach in the Advisor's management of Trust assets from that which the Advisor is then using to manage such assets and the Advisor objects to using such different Trading Approach; (vi) there is an unauthorized assignment of this Agreement by the Trust or the Managing Owner; (vii) there is a material breach of this Agreement by the Trust and/or the Managing Owner and after giving written notice to the Managing Owner which identifies such breach and such material breach has not been cured within ten days following receipt of such notice by the Managing Owner;
(viii) an Other Advisor is allocated a portion of the Series D Assets; or (ix) other good cause is shown and the written consent of the Managing Owner is obtained (which shall not be withheld or unreasonably). The Advisor also shall have the right to terminate this Agreement upon prior written notice to the Trust, as follows:

Required Notice      Notice Date

At least 90 days      Prior to the termination of the Initial Term.

At least 60 days      Prior to the termination of any Renewal Term.

At least 30 days      Prior to the implementation of any increase
                        (without the Advisor's consent) in the
                        aggregate of the fixed brokerage fee
                        (currently 6%) to be paid by Series D and the routine operating expenses (currently capped at 1.5%) for which Series D is responsible to more than 7.5% of the Net Asset Value of Series D.

(e) Termination Fees. In the event that this Agreement is terminated with respect to, or by, the Advisor pursuant to this
Section 8 or the Managing Owner allocates the Trust's assets to Other Advisors, the Advisor shall be entitled to, and the Trust shall pay, the

Management Fee and the Incentive Fee, if any, which shall be computed (i) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Advisor had the Series D Allocated Assets under management and (ii) with respect to the Incentive Fee, if any, as if the effective date of termination was the last day of the then current calendar quarter. The rights of the Advisor to fees earned through the earlier to occur of the date of expiration or termination shall survive this Agreement until satisfied.

(f)      Termination and Open Positions.  Once terminated, the
Advisor shall have no responsibility for existing positions, including delivery issues, if any, which may result from such positions.

9.      Liquidation of Positions.

The Advisor agrees to liquidate open positions in the amount that the Managing Owner informs the Advisor, in writing via facsimile or other equivalent means, that the Managing Owner considers necessary or advisable to liquidate in order to (i) effect any termination or reallocation pursuant to Sections 1 or 8, respectively or (ii) fund its pro rata share of any redemption, distribution or Trust expense. The Managing Owner shall not, however, have authority to instruct the Advisor as to which specific open positions to liquidate, except as provided in
Section 1 hereof. The Managing Owner shall provide the Advisor with such reasonable prior notice of such liquidation as is practicable under the circumstances and will endeavor to provide at least three days prior notice. In the event that losses incurred as a result of such liquidation exceed the amount of the Series D Allocated Assets, the Managing Owner agrees to cover such excess losses from its assets, but in no event from the assets of the other Series issued by the Trust. The Advisor shall have no liability for any such losses.

10.      Other Accounts of the Advisor.

(a) Management of Other Accounts and Trading of Proprietary Capital. The Advisor shall be free to (i) manage and trade accounts for other investors (including other public and private commodity pools), and (ii) trade for its own account, and for the accounts of its shareholders, directors, officers and employees, as applicable, using the same or other information and Trading Approach utilized in the performance of services for the Trust.

(b) Acceptance of Non-Trust Capital. So long as the as the Advisor is performing services for the Trust, it agrees that it will notify the Trust and the Managing Owner at least 30 days prior to accepting an account which the Advisor believes may have a material adverse effect on the Trust.

(c) Equitable Treatment of Accounts. The Advisor agrees, in its management of accounts other than the account of the Trust, that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates (in whole or in part) over the Trust. The preceding sentence shall not be interpreted to preclude (i) the Advisor from charging another client fees which differ from the fees to be paid to it hereunder or (ii) an adjustment by the Advisor in the implementation of any agreed upon Trading Approach in accordance with the procedures set forth in Section 1 hereof which is undertaken by the Advisor in good faith in order to accommodate additional accounts. Notwithstanding the foregoing, the Advisor also shall not be deemed to be favoring another commodity interest account over the Trust's account if the Advisor, in accordance with specific instructions of the owner of such account, shall trade such account at a degree of leverage or in accordance with trading policies which shall be different from that which would normally be applied or if the Advisor, in accordance with the Advisor's money management principles, shall not trade certain commodity interest contracts for an account based on the amount of equity in such account. The
Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide the Managing Owner with an explanation of the differences, if any, in performance between the Trust and any other similar account managed pursuant to the same Trading Approach for which the Advisor or any of its principals or affiliates acts as a commodity trading advisor (in whole or in part), provided, however, that the Advisor may, in its discretion, withhold from any such inspection the identity of the client for whom any such account is maintained.

(d) Inspection of Records. Upon the reasonable request of and upon reasonable notice from the Managing Owner, the Advisor shall permit the Managing Owner to review at the Advisor's offices, in each case at its own expense, during normal business hours such trading records as it reasonably may request for the purpose of confirming that the Trust has been treated equitably with respect to advice rendered during the term of this Agreement by the Advisor for other accounts managed by the Advisor pursuant to its Pure Alpha Strategy or any trading strategy which is a derivation thereof, which the parties acknowledge to mean that the Managing Owner may inspect, subject to such restrictions as the Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients, all trading records of the Advisor for those accounts traded pursuant to the Pure Alpha Strategy or any trading strategy which is a derivation thereof as it reasonably may request during normal business hours. The Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained and in any event the Trust and the Managing Owner shall keep all such information obtained by them from the Advisor confidential unless disclosure thereof legally is required or has been made public. Such right will terminate one year after the termination of this Agreement and does not permit access to computer programs, records, or other information used in determining trading decisions.

11.      Speculative Position Limits.

If, at any time during the term of this Agreement, it appears to the Advisor that it may be required to aggregate the Trust's
Commodities positions with the positions of any other accounts it owns or controls for purposes of applying the speculative position limits of the CFTC, any exchange, self-regulatory body or governmental authority, the Advisor promptly will notify the Managing Owner if the Trust's positions under its management are included in an aggregate amount which equals or exceeds the applicable speculative limit. The Advisor agrees that if its trading recommendations pursuant to its agreed upon Trading Approach are altered because of the potential application of speculative position limits, the Advisor will modify its trading instructions to the Trust and its other speculative accounts in a good faith effort to achieve an equitable treatment of all accounts; to wit, the Advisor will liquidate Commodities positions and/or limit the taking of new positions in all accounts it manages, including the Trust, as nearly as possible in proportion to the assets available for trading of the respective accounts (including "notional" equity) to the extent necessary to comply with applicable speculative position limits. The Advisor presently believes that its Trading Approach for the management of the Trust's account can be implemented for the benefit of the Trust notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

12.      Redemptions, Distributions, Reallocations and Additional
Allocations.

(a) Notice. The Managing Owner agrees to give the Advisor at least one business day prior notice of any proposed redemptions, exchanges, and two business days prior notice of any proposed distributions, reallocations, additional allocations or withdrawals controlled by the Managing Owner affecting the Series D Allocated Assets.

(b) Allocations. Redemptions, exchanges, withdrawals and distributions of Series D Interests shall be charged against the Series D Allocated Assets.

13.      Brokerage Confirmations and Reports.

The Managing Owner will instruct the Trust's brokers and counterparties to furnish the Advisor with copies of all trade confirmations, daily equity runs and monthly trading statements relating to the Series D Allocated Assets. The Advisor will maintain records and will monitor all open positions relating thereto; provided, however, that the Advisor shall not be responsible for any errors by the Trust's brokers or counterparties. The Managing Owner also will furnish the Advisor with a copy of the form of all reports, including but not limited to, monthly, quarterly and annual reports, sent to the Limited Owners and copies of all reports filed with the SEC, the CFTC and the NFA. The Advisor shall, at the Managing Owner's request, make a good faith effort to provide the Managing Owner with copies of all trade confirmations (if the clearing broker is other than Prudential Securities), daily equity runs, monthly trading reports or other reports sent to the Advisor by the Trust's commodity broker regarding the Trust and in the Advisor's possession or control as the Managing Owner deems appropriate if the Managing Owner cannot obtain such copies on its own behalf. Upon request, the Managing

Owner will provide the Advisor with accurate information with respect to the Series D Allocated Assets.

14.      The Advisor's Representations and Warranties.

The Advisor represents and warrants that:

(a) it has full capacity and authority to enter into this Agreement and to provide the services required of it hereunder;

(b) it will not by entering into this Agreement and by acting as a commodity trading advisor to the Trust (i) be required to take any action contrary to its incorporating or other formation documents or, to the best of its knowledge, any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached, to the best of its knowledge, any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which, in the case of (i) or (ii), would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

(c) it is duly registered as a commodity trading advisor under the CE Act and is a member of the NFA as a commodity trading advisor and it will maintain and renew such registration and membership during the term of this Agreement;

(d) a copy of its most recent Commodity Trading Advisor Disclosure Document as required by Part 4 of the CFTC's regulations has been provided to the Managing Owner on behalf of the Trust in the form of Exhibit D hereto (and the Managing Owner acknowledges receipt of such Disclosure Document on behalf of the Trust) and, except as disclosed in such Disclosure Document, all information in such Disclosure Document
(including,
but not limited to, background, performance, trading methods and trading systems) is true, complete and accurate in all material respects and is in conformity in all material respects with the provisions of the CE Act, including the rules and regulations thereunder; as well as all rules and regulations of the National Futures Association;

(e) assuming that the Series D Allocated Assets equal not more than $50 million as of the commencement of trading, the amount of such assets should not, in the reasonable judgment of the Advisor, result in the Advisor being required to alter its Trading Approach to a degree which would be expected to have a material adverse effect on Series D; and

(f) neither the Advisor nor its stockholders, directors, officers, employees, agents, principals, affiliates nor any of its or their respective successors or assigns: (i) shall knowingly use or distribute for any purpose whatsoever any list containing the names and/or residence addresses of, and/or other information about, the Limited Owners of the Trust nor (ii) shall solicit any person it or they know is a Limited Owner of the Trust for the purpose of soliciting commodity business from such Limited
Owner, unless such Limited Owner shall have first contacted the Advisor or is already a client of the Advisor or a prospective client with which the Advisor has commenced discussions or is introduced to or referred to the Advisor by an unaffiliated agent other than in violation of clause (i).

(g) the Advisor has taken all reasonable steps necessary to assure that its business operations and any services under Advisor's control provided pursuant to this Agreement will not be materially interrupted by the advent of the Year 2000 date.

The within representations and warranties shall be continuing during the term of this Agreement, and if at any time any event has occurred which would make any of the foregoing not true in any material respect with respect to the Advisor, the Advisor promptly will notify the Trust in writing thereof.

15.      The Managing Owner's Representations and Warranties.

The Managing Owner represents and warrants on behalf of the Trust and itself that:

(a) each has the full capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(b) it will not, by acting as managing owner to the Trust or by entering into this Agreement, and the Trust will not (i) be required to take any action contrary to its incorporating or other formation documents or any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached (A) any undertaking, agreement, contract, statute, rule or regulation to which it or the Trust is a party or by which it or the Trust is bound or (B) any order of any court or governmental or regulatory agency having jurisdiction over it or the Trust, which in the case of (i) or (ii) would materially limit or materially adversely affect the performance of its or the Trust's duties under this Agreement;

(c) it is registered as a commodity pool operator under the CE Act and is a commodity pool operator member of the NFA, and it will maintain and renew such registration and membership during the term of this Agreement;

(d) this Agreement has been duly and validly authorized, executed and delivered and is a valid and binding agreement, enforceable against each of them, in accordance with its terms;

(e) on the date hereof, it is, and during the term of this Agreement, it will be (i) in the case of the Trust, a duly formed and validly existing Delaware Business Trust and (ii) in the case of the Managing Owner, a duly formed and validly existing corporation, in each case, in good standing under the laws of the State of Delaware and in good standing and qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification and where the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement; and

(f) its business operations and any services provided pursuant to this Agreement will not be materially interrupted by the advent of the Year 2000 date.

The within representations and warranties shall be continuing during the term of this Agreement, and if at any time any event has occurred which would make or tend to make any of the foregoing not true in any material respect, the Managing Owner promptly will notify the Advisor in writing.

16.      Assignment.

This Agreement may not be assigned by any of the parties hereto without the express prior written consent of the other parties hereto, except that the Advisor need not obtain the consent of any Other Advisor.

17.      Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assignees of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement. The terms "successors" and "assignees" shall not include any purchasers, as such, of Interests.

18.      Amendment or Modification or Waiver.

(a) Changes to Agreement. This Agreement may not be amended or modified, nor may any of its provisions be waived, except upon the prior written consent of the parties hereto, except that an amendment to, a modification of or a waiver of any provision of the Agreement as to the Advisor need not be consented to by any Other Advisor.

(b) No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

19.      Notices.

Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally or by registered mail, postage prepaid, return receipt requested or by facsimile, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

If to the Managing Owner or the Trust:
Prudential Securities Futures
  Management Inc
One New York Plaza, 13th Floor
New York, New York 10292-2013
Attention:      Joseph A. Filicetti and
                Eleanor L. Thomas
Facsimile:      (212) 778-3694

and in either case with a copy to:

Rosenman & Colin LLP                and    Prudential Securities Incorporated
575 Madison Avenue                         One Seaport Plaza, 28th Floor
New York, New York 10022                   199 Water Street
Attention:  Fred M. Santo, Esq.            New York, New York 10292
Facsimile:  (212) 940-7079                 Attention:  David Buchalter
                                           Facsimile:  (212) 214-6150

If to the Advisor:                         With a copy to:

Bridgewater Associates, Inc.               Bridgewater Associates, Inc.
1 Glendinning Place                        1 Glendinning Place
Westport, Connecticut 06880                Westport, Connecticut 06880
Attention:  Giselle F. Wagner              Attention:  Peter La Tronica
Facsimile:  (203) 291-7300                 Facsimile:  (203) 291-7300

20.      Governing Law.

Each party agrees that this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles.

21.      Survival.

The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

22.      Promotional Literature.

Each party agrees that prior to using any promotional literature in which reference to the other parties hereto is made, it shall furnish in advance a copy of such information to the other parties and will not make use of any promotional literature containing references to such other parties to which such other parties object, except as otherwise required by law or regulation.

23.      No Liability of Limited Owners.

This Agreement has been made and executed by and on behalf of the Trust, and the obligations of the Trust and/or the Managing Owner set forth herein are not binding upon any of the Limited Owners individually, but rather, are binding only upon the assets and property of the Trust and, to the extent provided herein, upon the assets and property of the Managing Owner.

24.      Headings.

Headings to Sections herein are for the convenience of the parties only and are not intended to be or to affect the meaning or interpretation of this Agreement.

25.      Complete Agreement.

Except as otherwise provided herein, this Agreement and the Representation Agreement constitute the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

26.      Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

27.      Arbitration, Remedies.

Each party hereto agrees that any dispute relating to the subject matter of this Agreement shall be settled and determined by arbitration in the City of New York pursuant to the rules of the NFA or, if the NFA should refuse to accept the matter, the American Arbitration Association.

28.      No Third Party Beneficiaries.

This Agreement has been undertaken to provide services to Series D and it is not intended to benefit any third party.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

                       WORLD MONITOR TRUST II- Series D
                       By:  PRUDENTIAL SECURITIES FUTURES
                             MANAGEMENT INC.,

                             Its: Managing Owner

                       By:  ________________________________
                            Eleanor L. Thomas
                            Executive Vice-President


                       BRIDGEWATER ASSOCIATES, INC.

                       By:  ________________________________
                            Giselle Wagner
                            Chief Operating Officer

                         EXHIBIT A

                   SERIES D TRADING APPROACH

          AGGRESSIVE PURE ALPHA FUTURES ONLY STRATEGY

The Advisor's will make its trading decisions for Series D according to its Aggressive Pure Alpha Futures Only Trading
System as described in Exhibits A and D as amended from time to time. For purposes of this Agreement, the Aggressive Pure Alpha Futures Only Strategy will (i) exclude cash bonds from the portfolio mix and the capital normally allocated to cash bonds will be reallocated to the other markets the Advisor trades, (ii) trade only futures contracts on currencies, instead of futures and forward contracts on currencies, unless a forward contract is executed through Prudential Securities or its affiliates and (iii) trade the Trust's assets at 1.5 times the normal Pure Alpha Strategy level. In the future, upon reasonable prior notice, the Managing Owner may authorize the Advisor to executed forward currency transactions through counterparties, other than Prudential Securities or its affiliates.

The reallocation of assets from cash bonds to other markets traded by the Advisor allows the Advisor to manage the allocated assets within the same target return as The Pure Alpha Strategy with cash bonds. The Advisor makes no representation about the overall performance which will result from the modifications set forth above to its Pure Alpha Strategy.

The Trust is, however, required to prepare a pro forma performance table concerning the Aggressive Pure Alpha
Futures Only Trading system for presentation in the Trust's
Prospectus. Solely for purposes of permitting the Trust to prepare such presentation, the Advisor represents and warrants that

(i) it introduced cash bonds to The Pure Alpha Strategy on August 1, 1997; and

(ii) the use of cash bonds between August 1, 1997 and July 31, 1998 has had contributed a (0.20%) loss on the performance of the Pure Alpha Strategy during that time period. If cash bonds had not been used and the weighting used for other products increased, the effect on the performance of the Pure Alpha
Strategy would have been a 0.61% gain for the same time period.

The Advisor believes it should enter block orders as part of its trading strategy. If as the result of the Managing Owner's failure to agree to the use of one or more floor brokers selected by the Advisor, the Advisor is unable to enter orders for Series D as a block order, the Advisor believes that this may affect the performance of the Advisor for Series D.

                            EXHIBIT B

                TRADING LIMITATIONS AND POLICIES

The following limitations and policies are applicable to assets representing the Series D Allocated Assets of the Trust as a whole and at the outset to the Advisor individually; since the Advisor initially will manage 100% of the Trust's Series D
Allocated Assets, such application of the limitations and policies is identical initially for the Series D Allocated Assets of the Trust and the Advisor. The Advisor sometimes may be prohibited from taking positions for the Series D Allocated Assets which it would otherwise acquire due to the need to comply with these limitations and policies. The Managing Owner will monitor compliance with the trading limitations and policies set forth below, and it may impose additional restrictions (through modification of such limitations and policies) upon the trading activities of the Advisor as it, in good faith, deems appropriate in the best interests of the Series D Interests of the Trust, subject to the terms of the Advisory Agreement.

The Managing Owner will not approve a material change in the following trading limitations and policies without obtaining the prior written approval of Limited Owners owning more than 50% of the Series D Interests. The Managing Owner may, however, impose additional trading limitations on the trading activities of the Series D Interests of the Trust without obtaining such approval if the Managing Owner determines such additional limitations to be necessary in the best interests of the Series D Interests of the Trust.

Trading Limitations

The Series D Interests of the Trust will not: (i) engage in pyramiding its commodities positions (i.e., the use of unrealized profits on existing positions to provide margin for the acquisition of additional positions in the same or a related commodity provided, however, unrealized profits may be considered in determining the current Allocated Assets) but may take into account open trading equity on existing positions in determining generally whether to acquire additional commodities positions;
(ii) borrow or loan money (except with respect to the initiation or maintenance of commodities positions or obtaining lines of credit for the trading of forward currency contracts; provided, however, that the Series D Interests of the Trust is prohibited from incurring any indebtedness on a non-recourse basis);
(iii) permit rebates to be received by the Managing Owner or its affiliates or permit the Managing Owner or any affiliate to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition; (iv) permit the Advisor to share in any portion of the commodity brokerage fees paid by the Series D Interests of the Trust; (v) commingle its assets, except as permitted by law; or (vi) permit the churning of its commodity accounts.

The Series D Interests of the Trust will conform in all respects to the rules, regulations and guidelines of the markets on which its trades are executed.

Trading Policies

Subject to the foregoing limitations, the Advisor has agreed to abide by the trading policies of the Series D Interests of the Trust, which currently are as follows:

(1) Series D Allocated Assets will generally be invested in contracts which are traded in sufficient volume which, at the time such trades are initiated, are reasonably expected to permit entering and liquidating positions.

(2) Stop or limit orders may, in the Advisor's discretion, be given with respect to initiating or liquidating positions in order to attempt to limit losses or secure profits. If stop or limit orders are used, no assurance can be given, however, that Prudential Securities will be able to liquidate a position at a specified stop or limit order price, due to either the volatility of the market or the inability to trade because of market limitations.

(3) The Series D Interests of the Trust generally will not initiate an open position in a futures contract (other than a cash settlement contract) during any delivery month in that contract, except when required by exchange rules, law or exigent market circumstances. This policy does not apply to forward and cash market transactions.

(4) The Series D Interests of the Trust may occasionally make or accept delivery of a commodity including, without limitation, currencies. The Series D Interests of the Trust also may engage in EFP transactions involving currencies and metals and other commodities.

(5) The Series D Interests of the Trust may, from time to time, employ trading techniques such as spreads, straddles and conversions.

(6) The Series D Interests of the Trust will not initiate open futures or option positions which would result in net long or short positions requiring as margin or premium for outstanding positions in excess of 15% of the Trust's Series D Allocated
Assets for any one commodity or in excess of 66(% of the Trust's Series D Allocated Assets for all commodities combined. Under certain market conditions, such as an inability to liquidate open commodities positions because of daily price fluctuations, the Managing Owner may be required to commit Allocated Assets as margin in excess of the foregoing limits, and in such case the Managing Owner will cause the Advisor to reduce its open futures and option positions to comply to these limits before initiating new commodities positions.

(7) To the extent the Series D Interests of the Trust engage in transactions in forward currency contracts other than with or through Prudential Securities and/or PBFI, the Series D Interests of the Trust will only engage in such transactions with or through a bank which as of the end of its last fiscal year had an aggregate balance in its capital, surplus and related accounts of at least $100 million, as shown by its published financial statements for such year and through other broker-dealer firms with an aggregate balance in its capital, surplus and related accounts of at least $50 million.

                         EXHIBIT C
                  [REPRESENTATION AGREEMENT]

                         EXHIBIT D
             [ATTACH LATEST DISCLOSURE DOCUMENT]

                           D-1